Exhibit (e)(12)

THE GOLDFIELD CORPORATION

2013 LONG-TERM INCENTIVE PLAN

Notice of Restricted Stock Unit Award

The Goldfield Corporation (the “Company”) has awarded to you (“Participant”) an Award of Restricted Stock Units (this “Award”) under its 2013 Long-Term Incentive Plan, as amended from time to time (the “Plan”) subject to the following terms and conditions.

Participant Name:	Stephen R. Wherry

Date of Award:	10/01/2020

Number of Restricted Stock Units (the “Restricted Stock Units”):	50,000

Period of Restriction:	The Period of Restriction shall lapse with respect to 1/3 of the Restricted Stock Units on each anniversary of the Date of Award, subject to Participant’s continued employment through the relevant anniversary date.

Capitalized terms used but not defined in this Notice of Restricted Stock Unit Award (the “Notice”) or the attached Award Terms and Conditions (including any appendices and exhibits) shall have the same meanings specified in the Plan. The Notice and the attached Award Terms and Conditions are collectively referred to as the “Award Agreement” applicable to this Award.

By accepting this Award (whether electronically or otherwise), Participant acknowledges and agrees to the following:

1.

This Award is governed by the terms and conditions of this Award Agreement and the Plan. In the event of a conflict between the terms of the Plan and this Award Agreement, the terms of the Plan shall prevail.

2.

Participant has received a copy of the Plan, this Award Agreement, the Plan prospectus (if required under applicable law), and represents that he or she has read these documents and is familiar with their terms. Participant further agrees to accept as binding, conclusive, and final all decisions and interpretations of the Committee regarding any questions relating to this Award and the Plan.

3.

The lapsing of the applicable Period of Restriction for the Restricted Stock Units is subject to Participant’s continued employment, which is for an unspecified duration and may be terminated at any time, with or without cause, and nothing in this Award Agreement or the Plan changes the nature of that relationship.

4.

The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding participation in the Plan. Participant should consult with his or her own personal tax, legal, and financial advisors regarding participation in the Plan before taking any action related to the Plan.

5.	Participant consents to electronic delivery and participation as set forth in the Plan and this Award Agreement.

6.

If Participant does not accept or decline this Award within 14 days of the Date of Award or by such other date that may be communicated Participant by the Company, the Company shall accept this Award on Participant’s behalf and Participant shall be deemed to have accepted the terms and conditions of this Award set forth in the Plan and this Award Agreement. If Participant wishes to decline this Award, Participant should promptly notify Jason M. Spivey (jspivey@pcapower.com. If Participant declines this Award, this Award shall be cancelled and no benefits from this Award nor any compensation or benefits in lieu of this Award shall be provided to Participant.

The Goldfield Corporation	Participant

By: /s/ Jason M. Spivey	Signature: /s/ Stephen R. Wherry

Title: Acting Co-CEO	Date: 10/08/2020

THE GOLDFIELD CORPORATION

2013 LONG-TERM INCENTIVE PLAN

Award Terms and Conditions

1.

Grant of Award. Capitalized terms used in the Notice of Restricted Stock Unit Award to which this Award Terms and Conditions is attached (together, this “Award Agreement”) but not defined in this Award Agreement shall have the same meanings specified in the Plan. The Company hereby issues to Participant, on the Date of Award, the Restricted Stock Units on the terms and conditions and subject to the restrictions set forth in this Award Agreement and the Plan. A Restricted Stock Unit is a non-voting unit of measurement which is deemed solely for bookkeeping purposes to be equivalent to one outstanding Share. The number of Restricted Stock Units granted pursuant to this Award is set forth in the Notice. The Restricted Stock Units are used solely as a device to determine the number of Shares to eventually be issued to Participant if and to the extent that the Period of Restriction with respect to such Restricted Stock Units lapses. The Restricted Stock Units shall not be treated as property or as a trust fund of any kind. This Award is made in consideration of the services to be rendered by Participant to the Company and to any affiliate of the Company that Participant serves as an employee.

2.

Settlement. The Period of Restriction with respect to the Restricted Stock Units under this Award shall lapse according to the schedule set forth in the Notice, subject to Participant’s employment through the relevant lapsing date. On or as soon as administratively practical (and within thirty (30) days) following such relevant lapsing date, the Company will deliver to Participant a number of Shares (either by delivering one or more certificates for such Shares or by entering such Shares in book entry form, as determined by the Company in its discretion) equal to the number of Restricted Stock Units for which the Period of Restriction has lapsed. No fractional Restricted Stock Units or rights for fractional Shares shall be created pursuant to this Award Agreement.

3.

Termination of Employment. In the event Participant’s employment terminates for any reason, any Restricted Stock Units under this Award for which the Period of Restriction has not lapsed shall be forfeited for no consideration.

4.

Change in Control; Adjustments. In the event of a Change in Control, any Restricted Stock Units outstanding under this Award for which the Period of Restriction has not lapsed shall be treated in accordance with Section 14 of the Plan. Restricted Stock Units outstanding under this Award for which the Period of Restriction has not lapsed shall be subject to Section 4.2 of the Plan.

5.

Dividend and Voting Rights. Unless and until such time as Shares are issued in settlement of Restricted Stock Units for which the Period of Restriction has lapsed, Participant will have no ownership of the Shares allocated to the Restricted Stock Units, and will have no rights to vote such Shares and no rights to dividends on account of such Shares.

6.

Non-Transferability of Award. This Award may not be transferred in any manner other than by will or by the laws of descent or distribution. The terms of the Plan and this Award Agreement shall be binding upon the executors, administrators, heirs, successors, and assigns of Participant.

7.	Taxes.

a.

Responsibility for Taxes. By accepting this Award, Participant acknowledges that, regardless of any action taken by the Company or, if different, any Subsidiary that employs Participant (the “Employer”), the ultimate liability for all taxes is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any taxes in connection with any aspect of this Award, including, but not limited to, the grant, vesting, or settlement of this Award and the subsequent sale of Shares acquired pursuant to such settlement; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Award to reduce or eliminate Participant’s liability for taxes or achieve any particular tax result. Further, if Participant is subject to taxes in more than one jurisdiction, as applicable, Participant acknowledges that the Company and/or the Employer may be required to withhold or account for taxes in more than one jurisdiction. Participant agrees to pay to the Company or the Employer any amount of taxes that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means described in this Section. The Company may refuse to issue or deliver the Shares, or the proceeds of the sale of Shares, if Participant fails to comply with Participant’s obligations in connection with the taxes.

b.

Tax Withholding. Prior to the relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all taxes. In this regard, Participant authorizes the Company or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all taxes by one or a combination of the following:

i.	withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer;

ii.

withholding from proceeds of the sale of Shares acquired on settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization and without further consent);

iii.

withholding Shares to be issued upon settlement of the Restricted Stock Units, provided the Company only withholds a number of Shares necessary to satisfy no more than the withholding amounts determined based on the minimum permitted statutory rate applicable in Participant’s jurisdiction;

iv.	Participant’s payment of a cash amount (including by check representing readily available funds or a wire transfer); or

v.	any other arrangement approved by the Committee and permitted under applicable law.

8.

Nature of Award. In accepting this Award, Participant acknowledges, understands and agrees that: (a) the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan; (b) the grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future grants, or benefits in lieu of grants, even if grants have been made in the past; (c) all decisions with respect to future grants, if any, shall be at the sole discretion of the Company; (d) Participant is voluntarily participating in the Plan; (e) this Award is not intended to replace any pension rights or compensation and is outside the scope of Participant’s employment contract, if any; (f) this Award, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; (g) unless otherwise provided in the Plan or by the Company in its sole discretion, this Award and the benefits evidenced by this Award Agreement do not create any entitlement to have this Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and (h) neither the Company nor any of its affiliates shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar or the selection by the Company or any one of its affiliates in its or their sole discretion of an applicable foreign exchange rate that may affect the value of this Award (or the calculation of income or taxes thereunder) or of any amounts due to Participant pursuant to this Award.

9.

Code Section 409A. It is intended that the terms of this Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code, and this Award Agreement shall be construed and interpreted consistent with that intent. Payments pursuant to this Award are intended to constitute separate payments for purposes of Section 409A of the Code.

10.

Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other grant materials by and among the Company and its affiliates for the purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that the Company and its affiliates may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all grants, or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the purpose of implementing, administering and managing the Plan. Participant understands that Data will be transferred to such stock plan service provider as may be selected by the Company, presently or in the future, which may be assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant authorizes the Company, the stock plan service provider as may be selected by the Company, and any other possible recipients which may assist the Company, presently or in the future, with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, or instructs the Company to cease the processing of the Data, his or her employment will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent, or instructing the Company to cease processing, is that the Company would not be able to grant Participant this Award, or any other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

11.	Compensation Recoupment Policy. This Award and the Shares issued thereunder shall be subject to any clawback or recoupment policies of the Company as may be in effect from time to time.

12.

Governing Law and Venue. This Award Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Award Agreement, the parties hereby submit to the exclusive jurisdiction of the State of Delaware and agree that such litigation shall be conducted only in the courts of the State of Delaware.

13.

Addendum and Sub-Plans. Notwithstanding any provisions in this Award Agreement, this Award shall be subject to any special terms and conditions set forth in any Addendum to this Award Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Addendum (if any), the special terms and conditions for such country shall apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum (if any) constitutes part of this Award Agreement. Further, the Plan shall be deemed to include any special terms and conditions set forth in any applicable sub-plan for Participant’s country, and, if Participant relocates to a country for which the Company has established a sub-plan, the special terms and conditions for such country shall apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

14.

Entire Agreement; Enforcement of Rights; Amendment. This Award Agreement, together with the Plan, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, agreements, commitments, negotiations and arrangements between them. Except as contemplated by the Plan, no modification of or amendment to this Award Agreement, nor any waiver of any rights under this Award Agreement, shall be effective unless in writing signed by the parties to this Award Agreement to the extent it would materially and adversely impair the rights of Participant. The failure by either party to enforce any rights under this Award Agreement shall not be construed as a waiver of any rights of such party. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition or costs under Section 409A of the Code in connection with this Grant.

15.

Severability. If one or more provisions of this Award Agreement are held to be unenforceable under applicable laws, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Award Agreement, (b) the balance of this Award Agreement shall be interpreted as if such provision were so excluded, and (c) the balance of this Award Agreement shall be enforceable in accordance with its terms.

16.

Language. If Participant has received this Award Agreement, the Plan or any other document related to this Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version shall control.

17.

Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on this Award and on any Shares acquired pursuant to this Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.

18.

Notices. Any notice, demand or request required or permitted to be given under this Award Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email or fax, or forty-eight (48) hours after being deposited in the U.S. mail or a comparable foreign mail service as certified or registered mail with postage or shipping charges prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address, email or fax number set forth in the Company’s books and records.

19.

Counterparts. This Award Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Facsimile, email or other electronic execution and delivery of this Award Agreement (including but not limited to execution by electronic signature or click-through electronic acceptance) shall constitute valid and binding execution and delivery for all purposes and shall be deemed to be, and have the effect of, an original signature.

20.	Successors and Assigns. The rights and benefits of this Award Agreement shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

21.

Consent to Electronic Delivery and Participation. By accepting this Award, Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, and consents to the electronic delivery of this Award Agreement, the Plan, account statements, Plan prospectuses (if any), and all other documents, communications, or information related to this Award and current or future participation in the Plan. Electronic delivery may include the delivery of a link to the Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. Participant acknowledges that Participant may receive from the Company a paper copy of any documents delivered electronically at no cost to Participant.